Exhibit 10.2

Mobile App. Purchase Agreement

This Mobile App. Purchase Agreement, hereinafter referred to as "Agreement", is executed on April 30, 2022 by Pionera. LLC with the address at 8 The Green, Suite A, Dover, DE 19901, USA hereinafter referred to as "Seller," and Natics Corp., with the address at App 6, Yehuda Gorodiski 1, Rehovot, Israel 7623101hereinafter referred to as "Buyer."

WITNESSETH:

WHEREAS, Seller is the owner of the Mobile App.; the brand name SPORT NATICS APP and all associated intellectual properties, included but not limited to website, logos, mobile application, software and/or source codes and /or algorithms.

WHEREAS, Seller desires to sell mobile app. and Buyer agrees to purchase mobile app. from Seller.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell, and the Buyer agrees to buy the mobile app upon the following terms and conditions.

1. Compatibility

Compatibility – The mobile app with be compatible with smart phones utilizing the following operating systems:

1.	Apple iOS, for use on iPhone and iPad devices
2.	Google Android OS, for use on Android powered devices

2. Maintenance, Technical Support, and Updates

This agreement allows for minor maintenance and updates to the application after launch of the mobile application, including updating links and making minor changes to content. Client acknowledges that continuous and/or substantial changes to the original content, including page reconstruction, new pages, navigation structure changes, or any other significant alterations or changes shall be covered by the Annual Hosting & Maintenance Agreement, not by this contract.

The client further acknowledges that these updates may, on occasion, limit loading speeds and usability while such updates and maintenance is being performed.

3.Project Scope

Natics Corp. and Pionera. LLC have established that the Mobile Application will contain the following functions:

-workouts for men and women,

-training for various muscle groups ( abs, triceps, butt, bicep, shoulder, back, legs, chest, warm up and cardio),

-exercises shown in gifs with the short description

-related pages with additional functionality

4.Project Copyright

Copyright of the finished mobile application and images produced by Pionera. LLC will be owned solely by the Buyer.

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5. Purchase Price

Buyer shall pay and Seller shall accept the purchase price for Mobile Application as follows:

As total consideration for the purchase and sale of the Mobile app (as described above), the Buyer shall pay to the Seller the sum of $43,000, and such total consideration to be referred to in this Agreement as the "Purchase Price." The purchased assets are listed in Exhibit A

6. The Agreement

This contract constitutes the sole agreement between Pionera. LLC and the Buyer regarding this mobile application project. Client acknowledges that any additional feature, element, or work not specified in this contract, must be authorized by a written request signed by the Buyer and Pionera. LLC, and may incur additional cost.

7. Dispute Resolution Clause

All issues shall as an initial attempt, be resolved by negotiation between representatives of the contracting parties. The failure to negotiate a resolution shall result in the dispute being referred to the Mediation Center for the selection of a mediator qualified in contract disputes and having knowledge of the mediation process. The parties shall initiate good faith efforts in the selection of the mediator. All costs of mediation shall be shared equally between the parties. If the mediation process is unsuccessful, the parties shall resort to final and binding arbitration by ether selecting the mediator as arbitrator or selecting another individual as arbitrator.

8. Negotiation of Contract.

As the contracting parties have over a period of time negotiated the terms of this Contract, neither one shall be considered as the drafter of the terms of this Contract. Both parties have had the opportunity to seek legal counsel to review the terms of this Contract and are satisfied they have a complete and full understanding of the terms and provisions contained herein. In addition, each party has been fully authorized to sign the Contract for and on behalf of the entity they represent as designated herein. The undersigned hereby agree to the terms, conditions and stipulations of this agreement on behalf of his or her organization or business.

AGREED BY:

/s/ Guy Pirotsky

Buyer (Natics Corp.)

/s/ Pionera LLC

Seller (Pionera. LLC)

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Exhibit A

1.	Mobile application with all domain, hosting and virtual server information regarding the mobile app. The addresses as follows:

•	In Google Play - https://play.google.com/store/apps/details?id=com.sport.natics

•	In App Store - https://apps.apple.com/ua/app/sport-natics/id1619622287

2.	Website with all domain and hosting information. The address as follows:

•	https://sport-natics.com/

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